EXHIBIT 99.2

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 6, 2009		304-525-1600

PREMIER FINANCIAL BANCORP ANNOUNCES
RECEIPT OF $22 MILLION FROM
U.S. TREASURY CAPITAL PURCHASE PROGRAM

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.1 billion community bank holding company with eight bank subsidiaries announced today that the company received $22,252,000 of new equity capital funding from the U.S. Treasury Department’s Capital Purchase Program.  Under the Capital Purchase Program, which is part of the Emergency Economic Stabilization Act, the Treasury Department has agreed to buy preferred stock and related common warrants in qualifying U.S. controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities.

On October 2, 2009, Premier issued and sold to the United States Department of the U.S. Treasury 22,252 of Premier’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (“Series A Preferred Shares”) and a ten-year warrant to purchase 628,588 Premier common shares, each without par value, at an exercise price of $5.31 per share, for an aggregate purchase price of $22,252,000 in cash.  The Series A Preferred Shares will pay an annual dividend of 5% during the first five years and 9% each year thereafter, unless redeemed by Premier.

Premier’s President and CEO Robert W. Walker commented “We are pleased with the approval by the U.S. Treasury to enable Premier to participate in the Capital Purchase Program on a pro forma basis with our recent acquisition of Abigail Adams National Bancorp, Inc.  These funds will help to strengthen the organization and our lending programs.”

On October 1, 2009, Premier announced the consummation of its acquisition of Abigail Adams National Bancorp, Inc., (“Adams”) a $382 million bank holding company headquartered in Washington, DC.  Under the terms of the merger agreement Premier will issue 0.4461 shares of its common stock for each share of Adams common stock in a 100% stock exchange.  Adams is parent company to two subsidiary banks, The Adams National Bank, headquartered in Washington, DC and Consolidated Bank and Trust Company, headquartered in Richmond, Virginia.

Certain Statements contained in this news release, including without limitation statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.